EXHIBIT 99.5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Of Renovo Resource Solutions Inc.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the operating results and financial condition of Renovo Resource Solutions, Inc. (“Renovo”) for the three months ended March 31, 2024 and 2023. The discussion and analysis set forth below is intended to assist you in understanding the financial condition and results of Renovo’s operations and should be read in conjunction with Renovo’s unaudited financial statements as of and for the three months ended March 31, 2024 and 2023, together with the accompanying notes, all of which are included in Exhibit 99.4 to this Amendment No. 1. Renovo’s results of operations and financial condition, as reflected in the accompanying statements and related notes, are subject to its management’s evaluation and interpretations of business conditions, changing market conditions and other factors. Historical results and trends that might appear should not be taken as indicative of future operations. The following discussion contains forward-looking statements that involve risks and uncertainties. Renovo’s actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed elsewhere in the Original Report.

Overview

Renovo’s business currently consists solely of acquiring salvage and reselling scrap metals processed and unprocessed ferrous and nonferrous metals from a variety of sources including, manufacturing and industrial plants, metal fabrication plants, electric utilities, machine shops, factories, refineries, demolition businesses, wrecking companies, contractors, and retail individuals. Ferrous metals are those containing significant quantities of iron or steel. Non-ferrous metals, which do not contain significant quantities of iron or steel include, without limitation, copper, brass, aluminum, bronze, lead, zinc, nickel, and alloys thereof; but do not include precious metals (such as gold, silver, and platinum).

The primary business operations of Renovo consist of accepting metals contained in radiators, insulated aluminum wire, automotive components (rotors, drums etc.), insulated copper wire, electric motors, stainless steel, scrap iron, appliances, aluminum cans, batteries (lead acid), and e-scrap. Renovo utilizes specialized equipment to efficiently process significant volumes of insulated copper wire through granulation. With the exception of precious metals, our scrap metal processing facility processes almost all other types of metal.

Renovo derives profit from quickly aggregating more than 60 product types and reselling the materials to larger transfer and processing partners in the state of Florida. Renovo has operated under the guidelines of selling “mixed” truckloads of material as soon as they are aggregated in an effort to abate any changes in commodity pricing that may affect its margins in a negative manner. This buy/sell formula has preserved margins in the past but also curtails Renovo’s ability to ship directly to non-ferrous mills due to smaller volumes of like materials or Full Truck Load (“FTL”) volumes resulting in lower prices received for materials.

Although Renovo does have the capacity and volume to achieve FTL loads required by non-ferrous mills, based on market price fluctuations, Renovo has taken a more conservative approach to approach to protect its margins. Accordingly, Renovo only ships less than a truckload (or “LTL”) of mixed commodities to go to multiple end users in an effort to mitigate any potential losses due to market fluctuations.

Renovo does not engage in the business of fabricating or otherwise converting raw materials into products or prepared grades of materials having an existing or potential economic value.

Balance Sheet

At March 31, 2024 and 2023, Renovo had total assets of approximately $2,345,149 and $2,296,963, respectively, total liabilities of approximately $1,557,527 and $1,527,866, respectively, and total stockholders’ equity of $787,622 and $769,097, respectively. The increase of total assets of approximately $48,186 of total assets from March 31, 2023 to March 31, 2024 was due primarily to an increase in payments from related parties. Upon consummation of the Merger, Renovo’s loan to the Company was eliminated in consolidation and will no longer appear on the financial statements of the Company as a receivable or payable. The increase of total liabilities of approximately $29,661 from March 31, 2023 to March 31, 2024 was due primarily to an increase in accrued interest.

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Results of Operations

March 31, 2024 as compared to March 31, 2024.

For the three months ended March 31, 2024 and 2023, Renovo had total revenues of $879,425 and $923,238, respectively, and gross profits of $382,056 and $449,443, respectively. The primary driver of Renovo’s revenues are steel prices and the prices of other metal commodities. When metal prices are higher, revenues increase assuming that volume is stable. Renovo is primarily impacted by the price of steel, with the price of copper and the price of other metals also significantly contributing to Renovo’s revenues and profits. Renovo’s volume of sales decreased in the three months ended March 31, 2024 when compared to the three months ended March 31, 2023 primarily due to decreases in commodity prices combined with stable material volume as well as an increase in the amount of aluminum processed by Renovo due to an increase of supply associated with Hurricane Ian in late 2022. In addition, following Hurricane Ian, Renovo experienced a temporary surge of sales volume due in part to additional scrap metal being created by damaged caused by the hurricane and certain competitors being unable to operate for a time following the hurricane.

Cost of goods sold for the three months ended March 31, 2024 and 2023 were $497,369 and $473,795, respectively, resulting in a gross margin of 43% and 49%, respectively. Cost of goods sold consists primary of costs associated with purchasing salvage and scrap metal and increases as prices for these commodities fluctuate. The increase in cost of goods sold for the three months ended March 31, 2024 when compared to the three months ended March 31, 2023 was primarily due to normal fluctuations in the costs of salvage and scrap metal.

Renovo’s operating expenses increased from $186,507 for the three months ended March 31, 2023 to $341,291 for the three months ended March 31, 2024 due primarily to an increase in rent, payroll and general and administrative expenses. Other expenses decreased slightly from $19,073 for the three months ended March 31, 2023 to $16,081 for the three months ended March 31, 2024 primarily due to an increase in interest income which offset interest expense. However, the interest income received by Renovo relates to Renovo’s loan to the Company which, as discussed above, was eliminated in consolidation.

As a result of a reduction in sales and an increase in operating expenses, our net income for the three months ended March 31, 2024 declined to $18,525 as compared to $182,897 for the three months ended March 31, 2023. The Company anticipates that operating expenses, including those associated with professional fees will remain high in 2024.

Liquidity and Capital Resources

Renovo’s principal sources of funds are funds generated by its operations and from loans made to Renovo by James K. Toomey, Lori M. Toomey, and Kristen Toomey, and their affiliated entities, including Conch and Shell Holdings, Inc., AMI Holdings, Inc., and Passing Through, LLC (collectively referred to herein as the “Toomey Debtholders”). Each such loan with one or more of the Toomey Debtholders is referred to herein as an “Affiliate Loan” and collectively, such loans, “Renovo Affiliate Debt”.

Affiliate Lender	Date of Original Loan	Principal Amount Borrowed	Annual Interest Rate	Outstanding Principal and Accrued Interest	Maturity Date(1)

Passing Through, LLC (Toomey family trust/estate)	July 1, 2016	$600,000	5.00%	$243,772	December 31, 2024
Conch and Shell Holdings, Inc. (extended Toomey family)	November 20, 2018	$250,000	8.00%	$5,000	December 31, 2024
James, Lori and Kristen Toomey	November 20, 2018	$365,000	5.00%	$4,505	December 31, 2024

(1) Effective December 31, 2023, the Affiliate Loans were modified and their maturity dates were extended from December 31, 2023 to December 31, 2024.

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The Renovo Affiliate Debt, including the Renovo Security (as defined below), is subordinated to 6 LLC’s loan with Hancock Whitney Bank (the “Bank Loan”) and secured by all of the assets of Renovo and is secured by all of the assets of 6 LLC (the “6 LLC Security”).  In addition, 6 LLC’s primary source of funds included loans made to 6 LLC by the Toomey Debtholders and their affiliated entities (such loans collectively comprise the “6 LLC Affiliate Debt”). The 6 LLC Affiliate Debt, including the 6 LLC Security, is subordinated to the Bank Loan. The 6 LLC Affiliate Debt is secured by all of the assets of 6 LLC, and certain of the 6 LLC Affiliate Debt is secured by the assets of Renovo (the “Renovo Security”). As of December 31, 2023 the aggregate principal amount of the Renovo Security was approximately $1,914,545 and the accrued interest thereon was approximately $792,148. The foregoing descriptions of the loans comprising the Renovo Affiliate Debt, which was assumed by the Company at Closing, and the 6 LLC Affiliate Debt, which became secured by the asset of the Company at Closing do not purport to be complete and are qualified in their entirety by reference to the complete texts of the instruments comprising the Renovo Affiliate Debt, which are filed as Exhibits 10.5-10.7 to the Original Report and are incorporated into this Amendment No. 1 by reference and the complete texts of the instruments comprising the 6 LLC Affiliate Debt, which are filed as Exhibits 10.8-10.17 to the Original Report and are incorporated into this Amendment No. 1 by reference.

Set forth below is the outstanding 6 LLC Affiliate Debt subject to the Renovo Security as of March 31, 2024.

Affiliate Lender	Principal Amount Outstanding
James K. Toomey	$100,000
Lori Toomey	$300,000
Lori Toomey	$500,000
James and Lori Toomey	$50,000
Passing Through, LLC	$189,545
Passing Through, LLC	$100,000
Passing Through, LLC	$100,000
Conch and Shell Holdings, Inc.	$100,000
Conch and Shell Holdings, Inc.	$250,000
Lori Toomey, Conch and Shell Holdings, Inc., and AMI Holdings, Inc.	$225,000

Both the 6 LLC Affiliate Debt, and the Renovo Security thereof, and the Renovo Affiliate Debt, and the 6 LLC Security thereof are subordinated to the Bank Loan which has a senior secured security interest in all of the assets of Renovo and 6 LLC. Although the Bank Loan is by and between Hancock Whitney Bank and 6 LLC, all of the assets of Renovo and all of the assets of 6 LLC, including the Property, are used to secure the Bank Loan.  As a result, Lori Toomey’s trust has been pledged as additional collateral as security for the Bank Loan and she is required to maintain $1 million of liquid assets in her trust.  The outstanding amount owed under the Bank Loan as of March 31, 2024 was approximately $1,773,705.  Interest accrues on the Bank Loan at an annual rate of 7.36% and it matures on June 8, 2024.  The Bank Loan has been on a year-to-year basis since 2019 and the parties historically have extended the Bank Loan and have entered into new loan agreements each year.  However, there is no agreement to extend the Bank Loan each year and, as a result, there is a risk that the Bank Loan will not be extended beyond the current maturity date and, if it is extended, that the terms of such Bank Loan may be on terms more disadvantageous as those currently in place (i.e., higher interest rates to reflect current market conditions).  In the event that the Bank Loan is not extended or is otherwise terminated prematurely, and 6 LLC is unable to pay the outstanding balance of the Bank Loan, the Company may be required fulfil its obligations as a guarantor of the Bank Loan and repay the remaining outstanding balance of the Bank Loan, which may require the Company to sell its assets, seek equity investments, or replacement debt in order to raise sufficient capital.  There is no assurance that the Company will be able to secure the necessary financing or funds to repay the Bank Loan or obtain such funds on favorable terms.  If the Company is required to fulfil its obligations as a guarantor and is unable to secure the funds necessary to repay the Bank Loan, it may be difficult for us to continue our operations and if we do secure such funds, the terms thereof may be disadvantageous and have a significant negative impact on the Company’s financial position.

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The foregoing description of the Bank Loan does not purport to be complete and is qualified in its entirety by reference to full text of the Bank Loan, a complete and true copy of which has been filed as Exhibit 10.18 to this the Original Report and is incorporated herein by reference.

Recent Developments

On October 28, 2022, the Company and Renovo entered into that certain Agreement and Plan of Merger, dated as of October 28, 2022 (“Original Merger Agreement”), as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 31, 2023 (the “First Amendment”), by the Second Amendment to the Agreement and Plan of Merger, dated as of August 18, 2023 (the “Second Amendment”), and by a letter agreement amending the Agreement and Plan of Merger, dated December 15, 2023 (the “Letter Agreement and collectively with the First Amendment and the Second Amendment, the “Merger Agreement”), pursuant to which Renovo agreed to be merged with an into the Company, with the Company as the surviving legal entity. Pursuant to the terms of the Merger Agreement, each share of Renovo common stock (“Renovo Shares”) was to be converted into the right to receive 6,000 shares of the Company’s common stock (after giving effect to the Reverse Stock Split described below), resulting in the issuance of an aggregate of 600,000 shares of the Company’s common stock pursuant to the Merger (the “Merger Shares”). As a condition to the Merger, on April 18, 2024, the Company effected a reverse stock split at a ratio of one-for-five hundred, meaning that each 500 shares of the Company’s common stock were converted into one share of the Company’s common stock (the “Reverse Stock Split”). Subsequently, on April 19, 2024, (the “Closing Date”), Kingfish and Renovo consummated the Merger and the transactions contemplated thereby, including the issuance of the Merger Shares (the “Closing”).

As a result of the Merger transaction, the Company was required to assume the Renovo Affiliate Debt, the Renovo Security, and the pledge of Renovo assets to secure the Bank Loan.  As a result, the Company’s assets are now used to secure the Bank Loan.  We believe that the cash flows from current operations will be sufficient to service the debt obligations of the Company following the Merger and otherwise satisfy any post-Merger working capital requirements; however, as discussed above, any default by 6 LLC of its obligations may negatively impact the ability of the Company to service its debt obligations and continue its operations.

Although Renovo and the Company had originally believed that the feasibility of the Merger transaction would require a side-by-side equity financing at the time of the Merger, each of the Company and Renovo evaluated the cash flow and business prospects of Renovo and concluded that a Merger transaction would be still be feasible without any such equity financing.  However, the Company expects to seek equity financing to pay off the Renovo Affiliate Debt and, if the Purchase Option is exercised, to acquire the Property and certain other assets of 6 LLC, to pay off the Bank Loan and the 6 LLC Affiliate Debt, if such funds are available therefor.  However, we have no existing understandings, commitments, or agreements to raise such equity. Accordingly, there can be no assurances that any additional equity financings will be obtained by us on satisfactory terms, if at all.

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